Exhibit 10.18
2009 SUCCESS SHARING PROGRAM FOR EMPLOYEES
OF PENN MILLERS
The Success Sharing Program is an incentive program that is designed to (a) motivate and reward strong financial and operational performance at organizational and individual performance levels, (b) reinforce the importance of teamwork and cooperation, (c) link rewards to the Company’s business plans, strategic initiatives and vision statement, (d) provide a competitive, cost effective total cash compensation opportunity, (e) communicate expectations to employees, and (f) facilitate executive retention.
DEFINITIONS
“Base Earnings” means, (a) with respect to employees classified as “exempt” under the Fair Labor Standards Act (FLSA) the basic rate of compensation payable for a one year period, and (b) with respect to employees classified as “non-exempt” under the FLSA, a participant’s base salary plus overtime. Base earnings shall not include bonuses, fringe benefits, annual stipend, employer contributions to retirement plans or similar compensation.
“Bonus Award” means the actual bonus payable to a participant in the plan.
“Bonus Award Opportunity” means the percentage of base earnings a plan participant is eligible to receive.
“Company” means Penn Millers Holding Corporation, Penn Millers Mutual Holding Company, and the subsidiaries thereof.
“Maximum Performance” means the attainment of the level of performance at which the maximum Bonus Award payment is earned.
“Performance Period” means a calendar year.
“Target Performance” means the attainment of the level of performance at which 100% of the target award payment is earned.
“Threshold Performance” means the attainment of the level of performance at which the minimum bonus award payment is earned.
ELIGIBILITY
All regular full time and regular part time employees who have completed at least four months of service prior to the end of the Performance Period and during the performance period satisfactorily perform their duties, tasks and assignments.

An employee will not be eligible to earn a Bonus Award under the plan if such employee is required to participate in a performance improvement plan or is on disciplinary probation. An employee may be reinstated after achievement of satisfactory performance or removal from disciplinary probation.
Plan Category Classification- Each plan participant is assigned a plan category. A non-executive employee’s participation status and plan category must be approved by the President & Chief Executive Officer and an executive’s participation status and plan category must be recommended by the President & Chief Executive Officer and approved by the Board of Directors.
BONUS AWARD OPPORTUNITIES
The annual Bonus Award Opportunities, expressed as a percentage of base earnings shall be established for each Performance Period by the Compensation Committee of the Board of Directors at a Threshold, Target and Maximum Performance level for each applicable performance goal and each applicable employee category listed below.
Chief Executive Officer
Executive Vice President & Senior Vice President
Vice President
Assistant Vice President
Manager, Assistant Manager
& Supervisor
Staff Employees
PERFORMANCE GOALS
For each Performance Period the Compensation Committee of the Board of Directors shall establish specific performance goals for the Company as the basis for Bonus Award Opportunities under the plan. In establishing the criteria for these goals, the Compensation Committee shall establish Target, Threshold and Maximum Performance levels for each goal, where appropriate.
In establishing performance goals and the criteria thereof, the Compensation Committee may consider any number of business factors, including, but not limited to, economic or industry conditions or forecasts. In addition, the Compensation Committee may consider corporate objectives, including, but not limited to, improving profitability, growing its market share, the proper deployment of capital and expense control.
Where appropriate, the Compensation Committee shall establish and provide definitions and formulas for establishing goals so it may be determined how the Bonus Award should be calculated. When the criteria for each goal is selected, the Compensation Committee shall also establish a specific weight to be given to that goal in determining the employees’ Bonus Award. In determining such weight to be given, the Compensation Committee shall consider the weight which is appropriate given current economic and industry conditions and forecasts and the importance of each of the Company’s current corporate objectives and their relationship to the criteria for the goal identified.
BONUS AWARD COMPONENTS
The Bonus Award for employees at, or above, the Assistant Vice Principal (AVP) level and the majority of employees identified as “Staff Employees” will be based solely on Company performance as outlined in the Plan.
Interpolation within each performance goal between Threshold, Target and Maximum Performance goals will be used to determine the actual percentage payable for that category and the weighted results of all components will be summed to determine total Bonus Award payout. The Compensation Committee, in its discretion, may make the receipt of a Bonus Award payout contingent on the Threshold Performance criteria for one or more performance goals being met, even if performance for other performance goals would otherwise generate a Bonus Award payout in the absence of such a restriction.
Employees below the level of AVP holding a supervisory position or other key position having responsibility for operational and strategic objectives will have 50% of their Bonus Award based upon Company performance as outlined in this program and 50% on the achievement of their individual performance objectives. These individuals will be specifically identified at the beginning of the Performance Period.
With respect to the portion of a participant’s Bonus Award that relates to individual performance (if any), such portion shall be determined based upon the rating of performance in the achievement of individual objectives.
Bonus Awards shall be pro-rated based upon the number of full months during the Performance Period that an individual was a participant in the plan.
PAYMENT OF BONUS AMOUNTS
The Compensation Committee of the Board of Directors may determine, in its discretion, to grant no Bonus Awards if it believes none are warranted. Conversely, even if the goals under the Success Sharing Plan are not achieved and no Bonus Awards are earned under the program, the Compensation Committee could award bonuses if, in the exercise of its business judgment, the Compensation Committee determines that they are warranted under the circumstances and in the best interest of the Company.

The payment of Bonus Awards shall be paid on or before March 15 of the calendar year following the Performance Period.
AMENDMENT AND TERMINATION
While it is the intention of the Company to continue the Plan, the Board of Directors reserves the right to change or discontinue the Plan at any time.
CLAW BACK PROVISION
If the Board of Directors learns of any misconduct by an officer who contributed to the Company restating all or a portion of its financial statements, it will do what is required to correct the misconduct and prevent it from occurring again and, if appropriate, take necessary remedial action. To determine the corrective action, the Board of Directors will review the situation to identify whether the restatement was the result of negligence, gross negligence or intentional misconduct. The Board of Directors will require reimbursement of any success sharing incentive compensation awarded to an officer if all of the following apply:
▪	The amount of the success sharing award was calculated based on the achievement of certain financial results that were subsequently the subject of a restatement.

▪	The executive engaged in intentional misconduct that caused or partially caused the need for the restatement.

▪	The amount of the success sharing Bonus Award that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.
Additionally, at the Board of Directors’ discretion, it may dismiss the officer, authorize legal action for breach of fiduciary duty or take other action to enforce the executive’s obligations to the Company.